4.26


                                  Martin Marion
                                  5 Redpath Row
                              Montreal, QC H3G 1E5
                                  514-979-6005


      Agreement for Professional Marketing and Strategic Planning Services


This Agreement ("Agreement"), is made as of the date signed below, between Martin Marion, 5 Redpath Row, Montreal, QC H3G 1E5 ("Marion"), and BioGentec Corporation, 2445 McCabe Way, Suite 150, Irvine, CA 92614 ("BioGentec"), (together "the Parties).

Whereas Marion is a recognized expert in healthcare marketing and strategic planning services, and wishes to provide such services to BioGentec, and

Whereas BioGentech is preparing to market a new healthcare product and wishes to engage the services provided by Marion,

Therefore, the Parties agree as follows:

1. Marion will provide to BioGentec expert healthcare strategic planning and marketing preparation services related to BioGentech's soon-to-be launched allergy drug ("Prehistin"), including but not limited to:
a.            Development of pre-launch public relations strategic planning b.
              Development of product packaging strategic planning services
c. Development of marketing strategies and tactics for BioGentec to align itself with major pharmaceutical manufacturers and distributors
d.            Additional projects as mutually agreed by Marion and BioGentech

2. BioGentech will pay Marion a compensation for the above-listed services in the amount of USD$150 per hour of work performed on BioGentech's behalf. Fees will be paid monthly, within two weeks of receipt by BioGentech of monthly itemized invoice from Marion.

3. The Term of this Agreement shall be 90 days commencing on March 29, 2004 and ending on June 29, 2004, by which date Marion shall deliver to BioGentech comprehensive documents and reports covering the requirements of the listed services

4. This Agreement may be renewed at the mutual agreement of the Parties

5. During the Term of this Agreement, and for a period of 12 months following the termination of all services provided by Marion to BioGentech, Marion agrees not to provide related health care marketing or strategic planning services to any competitive company

6. Marion agrees that all work product developed for BioGentech under this Agreement shall be considered a `Work For Hire', and as such full title for all intellectual property developed under this Agreement shall vest fully in BioGentech in perpetuity

7. This Agreement shall be construed according to the laws of the State of California, whose courts of competent jurisdiction shall have authority for resolution of any disputes arising from this Agreement

This Agreement is understood and accepted for BioGentech by its authorized signature below:



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Signature of BioGentech Officer                           Date


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Printed Name of BioGentech Officer


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Title of BioGentech Officer

/s/  Martin Marion                          March 29, 2004
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Signature of Martin Marion                               Date